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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Registration Statement of
H. J. Heinz Company on Form S-8 of our report dated June 18, 1996, on our audits, of the consolidated financial statements and financial statement schedule of H. J. Heinz Company and subsidiaries as of May 1, 1996 and May 3, 1995, and for each of the three years in the period ended May 1, 1996, which reports are included or incorporated by reference in the H. J. Heinz Company Annual Report on Form 10-K for the year ended May 1, 1996. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.


                                                     Coopers & Lybrand L.L.P.

Pittsburgh, Pennsylvania
October 10, 1996